Exhibit 99

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Franklin T. Klink, III
Chief Financial Officer
(717) 597-2137

TOWER BANCORP, INC. DECLARES THIRD QUARTER DIVIDEND

GREENCASTLE, PA — July 12, 2007— The Board of Directors of Tower Bancorp, Inc. declared a third quarter cash dividend of $.26 per share at their July 11, 2007 meeting.  The $.26 per share is 8.3% higher than the 2006 third quarter dividend. The dividend will be paid on August 17, 2007 to shareholders of record as of August 1, 2007.

Jeff B. Shank, President and CEO, commented, “At The First National Bank of Greencastle, we continue to work hard to obtain and retain the trust and confidence of our shareholders, our customers, our communities, and our employees.  Together, we continue to build an outstanding organization.”

The First National Bank of Greencastle operates 16 office locations throughout Franklin and Fulton counties, Pa. and Washington County, Md.

Tower Bancorp, Inc., stock is quoted and traded under the symbol TOBC.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in Tower Bancorp, Inc.’s filings with the Securities and Exchange Commission.

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